EXHIBIT 16.1

LETTER FROM STAN LEE

September 17, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read Item 4.01(a) of Form 8-K/A-2 dated September 17, 2012 of Leo Motors, Inc. and are in agreement with the statements contained in the Form 8-K Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

By:
______________________
Stan Lee

August 17 2012
San Diego, CA